Exhibit 10.1

STOCK PURCHASE AGREEMENT
by and among
GENETRONICS BIOMEDICAL CORPORATION,
a Delaware corporation,

INOVIO AS,
a Norway corporation,

and

the shareholders of INOVIO AS.

Dated January 25, 2005

Table of Contents

Page

1. TERMS OF ACQUISITION.

1.1	Sale and Purchase of Shares.

1.2	Purchase Price.

1.3	Payment of Purchase Price.

1.4 1.5	1.3.1 1.3.2 1.3.3 1.3.4 1.3.5 1.3.6 Additional Payments. 1.4.1 1.4.2 1.4.3 1.4.4 1.4.5 1.4.6 1.4.7 Closing. 1.5.1 1.5.2 1.5.3	Ordinary Shareholders.
Founders.
Institutional Shareholders.
Series D Stock.
Automatic Conversion
Issue Taxes

Second Payment
Third Payment
Valuation of Shares of Series D Stock
Automatic Conversion of Second and Third Payment Shares
Cash Alternative Option for Ordinary Shareholders
Cash Alternative Payments to Non-Exempt Sellers
Escrow

Closing Date.
Buyer’s Ancillary Agreements.
Sellers’ Ancillary Agreements.

2. REPRESENTATIONS AND WARRANTIES.

2.1	Representations and Warranties of the Company and the Sellers.

2.1.1 2.1.2 2.1.3 2.1.4 2.1.5 2.1.6 2.1.7 2.1.8 2.1.9 2.1.10 2.1.11 2.1.12 2.1.13 2.1.14 2.1.15 2.1.16 2.1.17 2.1.18	Capitalization.
Organization, Good Standing and Power.
Authority.
Interests in Other Entities.
Governmental Authorizations; Third Party Consents.
Financial Statements.
Absence of Undisclosed Liabilities.
Absence of Certain Changes.
Tax Matters.
Legal Proceedings; Orders.
Compliance with Applicable Law; Certain Payments.
Environmental Matters.
Permits.
Title to Properties.
Accounts Receivable; Accounts Payable, Fixed Assets; Inventory.
Intellectual Properties.
Domain Names.
Insurance.

2.1.19	Bank Accounts; Credit Cards; Corporate Accounts and Powers of Attorney.

	2.1.20 2.1.21 2.1.22 2.1.23 2.1.24 2.1.25 2.1.26 2.1.27 2.1.28	Employee Arrangements. Certain Business Matters. Contracts. Brokers. Disclosure. Affiliated Transactions. Claims Against the Company. Principal Place of Business. Disclosure Schedules.

2.2	Representations and Warranties of the Sellers.

	2.2.1 2.2.2 2.2.3 2.2.4 2.2.5 2.2.6 2.2.7	Capacity; Validity. Sellers’ Stock Ownership. Investor Representations Financial Acumen Investment Intent Restrictions on Resale Legend

2.3	Representations and Warranties with Respect to Buyer.

	2.3.1 2.3.2 2.3.3 2.3.4 2.3.5 2.3.6 2.3.7 2.3.8 2.3.9 2.3.10	Organization and Good Standing. Capitalization. Title Authority; No Conflict. Listing Investment Intent. Certain Proceedings and Other Business Matters. Brokers and Finders. Disclosure. SEC Filings.

3. COVENANTS

3.1 3.2 3.3 3.4 3.5 3.6 3.7 3.8 3.9 3.10 3.11	Investigation by Buyer.
Books and Records.
Carry on in Ordinary Course.
Financial Support.
Right to Nominate Board Observer.
Other Transactions.
Consents.
Supplemental Disclosure.
Public Announcements.
Compliance with Securities Laws.
Termination of Certain Agreements.

4. CONDITIONS TO CLOSING

5 6 7	4.1Conditions of Buyer’s Obligation to Close.
4.1.1Financial Statements.
4.1.2Approval by Board.
4.1.3All Inovio Shares.
4.1.4Agreements and Conditions.
4.1.5Representations and Warranties.
4.1.6No Legal Proceedings.
4.1.7Closing Certificate.
4.1.8Absence of Material Adverse Effect.
4.1.9Governmental and Third Party Approvals.
4.1.10Consents.
4.1.11Review of Intellectual Property.
4.1.12Opinion of Counsel.
4.1.13Closing Deliveries.
4.1.14Employment Agreement.
4.1.15Lock-Up Agreements.
4.1.16Registration Rights Agreement.
4.1.17Escrow Agreement.
4.1.18Due Diligence.
4.2Conditions of the Sellers’ and the Company’s Obligations to Close.
4.2.1Agreements and Conditions.
4.2.2Representations and Warranties.
4.2.3No Legal Proceedings.
4.2.4Absence of Material Adverse Effect
4.2.5Closing Certificate.
4.2.6Governmental Approvals.
4.2.7Consents.
4.2.8Opinion of Counsel.
4.2.9Closing Deliveries.
4.2.10Certificate of Designations.
4.2.11Employment Agreement.
4.2.12Registration Rights Agreement.
4.2.13Escrow Agreement.
FURTHER ASSURANCES.
CERTAIN TAXES.
INDEMNIFICATION.

7.1	Survival of Representations; Right to Indemnification Not Affected by Knowledge.

7.2	Indemnification and Payment of Damages by the Company and the Founders and the Institutional Shareholders.

8 9 10 11	7.3Indemnification and Payment of Damages by Buyer.
7.4Time and Amount Limitations.
7.5Procedures for Indemnification – Third Party Claims.
7.6Procedure for Indemnification – Other Claims.
ESCROW.
NON-COMPETITION; CONFIDENTIALITY
9.1Non-Competition.
9.2No Competing Interests.
9.3Non-Solicitation.
9.4Non-Disruption.
9.5Confidentiality.
9.6Remedies upon Breach.
MISCELLANEOUS PROVISIONS.
10.1Notification.
10.2Execution in Counterparts.
10.3Notices.
10.4Amendments.
10.5Entire Agreement.
10.6Applicable Law.
10.7Termination.
10.8Effects of Termination.
10.9Headings.
10.10Fees and Disbursements.
10.11Assignment.
10.12Binding Effect; Benefits.
10.13Severability.
DEFINITIONS.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made this 25th day of January 2005, by and among Genetronics Biomedical Corporation, a Delaware corporation (“Buyer”), Inovio AS, a company organized under the laws of Norway (the “Company”), Iacob Mathiesen, Terje LØmo (Messrs. Mathiesen and Lømo, together, the “Founders”), the parties listed on Schedule A attached hereto (the “Institutional Shareholders”) and the parties listed on Schedule A.1 attached hereto (the “Ordinary Shareholders”) (the Founders, the Institutional Shareholders, and the Ordinary Shareholders, collectively, the “Sellers” and each individually, a “Seller”).

W I T N E S S E T H :

WHEREAS, the Company is principally engaged in the business of developing drug delivery solutions based on electroproration of skeletal muscles for gene therapy and for DNA vaccination (the “Business”);

WHEREAS, the Sellers are presently the owners of all of the 512,460 issued and outstanding ordinary shares, Norway Kroner 1 par value per share of the Company (the “Inovio Shares”), which represent all of the issued and outstanding share capital of the Company; and

WHEREAS, the Sellers desire to sell all of the Inovio Shares to Buyer and Buyer desires to purchase all of the Inovio Shares from Sellers, all in the manner and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the Parties hereby agree as follows:

1. TERMS OF ACQUISITION.

1.1 Sale and Purchase of Shares. On the terms and subject to the conditions of this Agreement, at the Closing Date (as defined in Section 1.5 below), each Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers all of the Inovio Shares including all rights, title and interest of Sellers, legal and equitable, beneficially and of record, in and to the Inovio Shares (the “Acquisition”). The Inovio Shares shall be delivered at the Closing to Buyer, by way of an irrevocable instruction to the account holder of the Company in Verdipapirsentralen (the “VPS”) in which the account holder is instructed to transfer the Inovio Shares to Buyer in the VPS free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever.

1.2 Purchase Price. The purchase price (the “Purchase Price”) for the Inovio Shares shall equal Ten Million Dollars ($10,000,000 USD). The Purchase Price shall be payable in cash and shares of Buyer’s Series D Preferred Stock, $0.001 USD par value per share, (“Series D Stock”) as set forth in Section 1.3, below.

1.3 Payment of Purchase Price.

1.3.1 Ordinary Shareholders. At the Closing, Buyer shall pay each Ordinary Shareholder the sum of Nineteen Dollars and Fifty-One Cents ($19.51 USD) in cash for each respective Inovio Share as set forth in Schedule A.1.

1.3.2 Founders. At the Closing, Buyer shall pay each Founder the sum of Five Dollars and Fifty-Nine Cents ($5.59 USD) in cash for each respective Inovio Share held by such Founder. On the Closing Date, Buyer shall also issue to each Founder such number of shares of Series D Stock as shall equal Thirteen Dollars and Ninety-Two Cents ($ 13.92 USD) for each respective Inovio Share held by such Founder.

1.3.3 Institutional Shareholders. At the Closing, Buyer shall pay each Institutional Shareholder the sum of Five Dollars and Fifty-Nine Cents ($5.59 USD) in cash for each respective Inovio Share held by such Institutional Shareholder. On the Closing Date, Buyer shall also issue to each Institutional Shareholder such number of shares of Series D Stock as shall equal Thirteen Dollars and Ninety-Two Cents ($ 13.92 USD) for each respective Inovio Share held by such Institutional Shareholder.

1.3.4 Series D Stock. The value of the Series D Stock for purposes of calculating the number of shares of Series D Stock to be issued to the Founders and the Institutional Shareholders pursuant to Section 1.3.2 and 1.3.3, above, shall equal the average closing price of Buyer’s common stock on the American Stock Exchange (the “AMEX”) during the thirty (30) trading day period immediately preceding this Agreement’s Date or the Company’s stock exchange announcement of this transaction (whichever comes first). The Series D Stock shall have such rights and preferences as set forth in the Certificate of Designations of Rights and Preferences of the Series D Preferred Stock attached hereto as Exhibit 1.3.4 and incorporated herein by this reference (the “Certificate of Designations”).

1.3.5 Automatic ConversionUpon the first to occur of (i) the date which is twelve (12) months from the Closing or (ii) the release of the shares of Series D Stock pursuant to the terms of the applicable Lock-Up Agreement, each share of the applicable percentage of the Series D Stock issued to the Founders and the Institutional Shareholders pursuant to Sections 1.3.2 and 1.3.3 shall automatically convert and become one (1) fully paid, validly issued and nonassessable share of Buyer’s common stock, free and clear of any liens, claims or encumbrances, provided, however, that if the registration statement relating to such shares filed by the Buyer pursuant to Section 2(a) of the Registration Rights Agreement has not become effective, the Founders and Institutional Shareholders, may, in their sole discretion, elect to delay the conversion of the shares of Series D Stock until such time that the registration statement becomes effective; and provided, further, that if a common stock stock dividend, stock split, share combination, exchange of shares, recapitalization, consolidation, reorganization, or liquidation of or by Buyer shall occur prior to the conversion of all of the Series D Stock into Buyer’s common stock, Buyer shall adjust the common stock conversion ratio of the remaining, unconverted shares of the Series D Stock to reflect the equity of the applicable transaction. Buyer shall notify each holder of the Series D Stock of the conversion. Upon notification, each holder shall promptly surrender his shares to Buyer or to Buyer’s designated transfer agent, duly for transfer. However, surrender of Series D Stock shall not be necessary to effectuate a conversion pursuant to this Section 1.3.5. The conversion pursuant to this Section 1.3.5 shall be deemed to have been made immediately prior to the close of business on the conversion date and the Founders or Institutional Shareholders entitled to receive the shares of Buyer’s common stock issuable upon such conversion shall be treated for all purposes as the record holder on such date.

1.3.6 Issue TaxesBuyer will pay any issue, documentary, stamp or other taxes, including any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Buyer’s common stock upon conversion of the Series D Stock pursuant to Sections 1.3.5 and 1.4.4 of this Agreement. The holder of any Series D Stock will pay any tax that is due because the shares of common stock issuable upon conversion thereof are issued in a name other than such holder’s name.

1.4 Additional Payments.1.4.1 Second PaymentIn the event Buyer (and the Company) receives Payment Commitments (defined below) of at least an aggregate sum of Eight Million Dollars ($8,000,000 USD) in which at least One Million Dollars ($1,000,000) shall arise from upfront payments, in connection with the closing of one or more IP Contracts (defined below) with third parties prior to September 30, 2006 and subsequent to the Closing Date involving the Company Proprietary Assets set forth in Schedule 2.1.16(i) and any continuation and continuation in part of any such Company Proprietary Assets; then Buyer shall issue to the Sellers pro rata, based upon the number of Inovio Shares held by each Seller on the Closing Date, additional shares of Series D Stock having an aggregate value of Two Million Dollars ($2,000,000 USD) (the “Second Payment”). The Buyer shall distribute the Second Payment to the Sellers no later than the thirtieth day following the closing of the IP Contract causing the aggregate sum to be Eight Million Dollars ($8,000,000 USD) (the “Second Payment Date”).

“Payment Commitments” include but are not limited to upfront payments, milestone payments and research and development support paid by third parties, exclusive of any future product royalty payments. Future payments to be made to the Buyer under the IP Contracts shall be calculated based on the contracted value and not on a net present value basis. Upfront payments and milestone payments shall for calculation purposes be included in the threshold calculation notwithstanding whether the conditions for such payments is being met or not (“Payment Commitments”).

“IP Contracts” include, but are not limited to, third party agreements relating to joint venture agreements, merger agreements (in which a third party contributes cash in the Joint Venture/Merger is to be deemed as the value of the Payment Commitment), research agreements, technology access agreements, technology license agreements, product license agreements, distribution agreements and marketing agreements in which Buyer receives or is promised Payment Commitments.

In case Buyer transfers or licenses any of the Company Proprietary Assets as set out in Schedule 2.1.16(i) and any continuation and continuation in part of any such Company Proprietary Assets to a subsidiary then the obligations as set out herein shall apply as if the Buyer where the owner/licenseholder of such Company Proprietary Assets and any continuation and continuation in part of any such Company Proprietary Assets.

Included in the calculation of the Eight Million Dollars threshold set out above, is any Payment Commitments in IP Contracts obtained by the Company from the date of signing this Agreement and until September 30, 2006.

In case Buyer sells any of the Company Proprietary Assets set forth in Schedule 2.1.16(i) and any continuation and continuation in part of any such Company Proprietary Assets to a third party, then the purchase price for such Company Proprietary Assets and any continuation and continuation in part of any such Company Proprietary Assets shall be deemed to constitute the Payment Commitments for such Company Proprietary Assets and any continuation and continuation in part of any such Company Proprietary Assets and shall be included in the basis of calculation of the value threshold set out above. In case the purchase price constitutes more than just payment for the Company Proprietary Assets and any continuation and continuation in part of any such Company Proprietary Assets, then the total purchase price shall for calculation purposes be deemed to constitute the Payment Commitment to be taken into consideration when deciding the value threshold set out above.

In case the Buyer enters into agreements with third parties granting such party a right to develop products based on the Company Proprietary Asset set forth in Schedule 2.1.16(i) and any continuation and continuation in part of any such Company Proprietary Assets, against the Buyer retaining ownership to either all or some of the product rights, then the Buyer’s product rights shall be allocated a net present value, and such net present value shall be deemed to constitute the Payment Commitments for such product rights, and be included in the calculation of the value threshold set out above; provided, however, that such product has completed a United States Food and Drug approved Phase II clinical trial. The Seller and the Buyer may both appoint an expert valuator to decide upon the net present value in case the Parties can not agree upon the net present value. The Buyer is obliged to provide the valuators with necessary information to be able to assess the net present value of the product rights. Such net present value assessment shall be conducted within 90 days from a claim for a net present value evaluation is raised by either of the Party. The net present value shall be the average between the Seller and the Buyer valuator’s price. Such net present value shall be firm and final between the Parties. Both Parties shall bear its own costs in appointing a third party valuator.

1.4.2 Third PaymentIn the event Buyer (and the Company) receives Payment Commitments (as for the receipt of at least an aggregate sum of Sixteen Million Dollars ($16,000,000) in which at least Two Million Dollars ($ 2,000,000) shall arise from upfront payments (including the Eight Million Dollars ($ 8,000,000) from the Second Payment and the One Million Dollars ($ 1,000,000) in up front payments) prior to September 30, 2006 and subsequent to the Closing Date involving the Company Proprietary Assets as set out in Schedule 2.1.16(i) and any continuation and continuation in part of any such Company Proprietary Assets; in connection with the closing of one or more of the IP Contracts; then Buyer shall issue to the Sellers pro rata, based upon the number of Inovio Shares held by each Seller on the Closing Date, additional shares of Series D Stock having an aggregate value of One Million Dollars ($1,000,000 USD) (the “Third Payment”). The Buyer shall distribute the Third Payment to the Sellers no later than the thirtieth day following the date of receipt by Buyer of the closing of the IP Contract (the “Third Payment Date”).

Included in the calculation of the Sixteen Million Dollars threshold set out above, is any Payment Commitments in IP Contracts obtained by the Company from the date of signing this Agreement and until September 30, 2006.

The calculation of the Third Payment and the value threshold shall be made on the same criteria as the calculation of the Second Payment as set out in Section 1.4.1 above.

1.4.3 Valuation of Shares of Series D StockThe value of each share of Series D Stock issued in connection with the Second Payment shall equal the average of the closing price of Buyer’s common stock on the AMEX for the thirty (30) trading day period immediately preceding the Second Payment Date. The value of each share of Series D Stock issued in connection with the Third Payment shall equal the average of the closing price of Buyer’s common stock on the AMEX for the thirty (30) trading day period immediately preceding the Third Payment Date.

1.4.4 Automatic Conversion of Second and Third Payment SharesThe shares of Series D Stock issued in connection with the Second Payment and the Third Payment, respectively, shall automatically convert and become one (1) fully paid, validly issued and nonassessable share of Buyer’s common stock, free and clear of any liens, claims or encumbrances, as follows: Fifty percent (50%) on the date which is three (3) months from the Second Payment Date or the Third Payment Date, as applicable and fifty percent (50%) on the date which is six (6) months from the Second Payment Date or the Third Payment Date, as applicable; provided, however, that if the registration statement relating to such shares filed by the Buyer pursuant to Section 2(b) of the Registration Rights Agreement has not become effective, the Founders and Institutional Shareholders, may, in their sole discretion, elect to delay the conversion of the shares of Series D Stock until such time that the registration statement becomes effective; and provided, further, that if a common stock stock dividend, stock split, share combination, exchange of shares, recapitalization, consolidation, reorganization, or liquidation of or by Buyer shall occur prior to the conversion of all of the Series D Stock into Buyer’s common stock, Buyer shall adjust the common stock conversion ratio of the remaining, unconverted shares of the Series D Stock to reflect the equity of the applicable common stock subsequent to conversion. Buyer shall notify each holder of the Series D Stock of the conversion. Upon notification, each holder shall promptly surrender his shares to Buyer or to Buyer’s designated transfer agent, duly endorsed for transfer. However, surrender of Series D Stock shall not be necessary to effectuate a conversion pursuant to this Section 1.4.4. The conversion pursuant to this Section 1.4.4 shall be deemed to have been made immediately prior to the close of business on the conversion date and the Founders or Institutional Shareholders entitled to receive the shares of Buyer’s common stock issuable upon such conversion shall be treated for all purposes as the record holder on such date.

1.4.5 Cash Alternative Option for Ordinary ShareholdersBuyer shall offer each Ordinary Shareholder the right to receive the equivalent cash value in U.S. currency in lieu of shares of Series D Stock for its portion of the Second Payment (if any) and the Third Payment (if any), and the amounts paid by Buyer as a consequence thereof shall reduce the aggregate number of shares of Series D Stock to be issued to such Ordinary Shareholder.

1.4.6 Cash Alternative Payments to Non-Exempt SellersNotwithstanding the foregoing, Buyer shall have the option, in its sole discretion, to distribute to each Non-Exempt Seller the equivalent cash value in U.S. currency in lieu of shares of Series D Stock for such Non-Exempt Seller’s portion of the First Payment, the Second Payment (if any) and the Third Payment (if any), and the amounts paid by Buyer as a consequence thereof shall reduce the aggregate number of shares of Series D Stock to be issued to such Non-Exempt Seller.

1.4.7 EscrowOn the Closing Date, Buyer shall deposit with the Bank of New York, as escrow agent pursuant to the terms of the Escrow Agreement, Forty Percent (40%) of the shares of Series D Stock to be delivered by Buyer to the Founders and the Institutional Shareholders as set forth in Sections 1.3.2 and 1.3.3. as further set forth in Schedule 1.4.7 for each of the Founders and the Institutional Shareholders.

1.5 Closing.

1.5.1 Closing Date.The closing of the Acquisition (the “Closing”) shall take place at the offices of Buyer’s counsel, Kirkpatrick & Lockhart Nicholson Graham LLP, located at 10100 Santa Monica Boulevard, Los Angeles, California 90067, and concurrently at the offices of the Company, located at Forskningsveien 2A, 0373, Postbox 180 — Vinderen, 0319 OSLO, Norway on January 25, 2005 (the “Closing Date”) or at such other time as shall be agreed upon in writing by Buyer and the Founders and Institutional Shareholders.

1.5.2 Buyer’s Ancillary Agreements. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall take, or cause to be taken, the following actions:

(i) Buyer shall execute the Registration Rights Agreement by and among Buyer, the Founders and the Institutional Shareholders in the form attached hereto as Exhibit 1.5.2(i) and incorporated herein by this reference (the “Registration Rights Agreement”),

(ii) Buyer shall execute the Escrow Agreement by and among Buyer, the Founders and the Institutional Shareholders in the form attached hereto as Exhibit 1.5.2(ii) and incorporated herein by this reference (the “Escrow Agreement”),

(iii) Buyer shall execute the Employment Agreement between Buyer and Iacob Mathiesen in the form attached hereto as Exhibit 1.5.2(iii) and incorporated herein by this reference (the “Employment Agreement”),

(iv) Buyer shall file with the Secretary of State of Delaware the Certificate of Designations.

1.5.3 Sellers’ Ancillary Agreements. Subject to the terms and conditions set forth in this Agreement, and in addition to those actions set forth in Section 1.1 above, at the Closing, the appropriate Sellers shall take, or cause to be taken, the following actions:

(i) The Founders and the Institutional Shareholders shall execute the Lock-Up Agreements by and among the Founders and the Institutional Shareholders in the form attached hereto as Exhibit 1.5.3(i) and incorporated herein by this reference (the “Lock-Up Agreements”),

(ii) The Founders and the Institutional Shareholders shall execute the Registration Rights Agreement,

(iii) The Founders and the Institutional Shareholders shall execute the Escrow Agreement,

(iv) Iacob Mathiesen shall execute the Employment Agreement, and

(v) The Sellers shall deliver to the Buyer an irrevocable instruction to the Company’s account holder in VPS instructing the account holder to register Buyer as the owner of the Inovio Shares free and clear of all liens and encumbrances.

2. REPRESENTATIONS AND WARRANTIES.

2.1 Representations and Warranties of the Company and the Sellers. The Company, the Founders and the Institutional Shareholders in proportion to their shareholding in the Company, hereby severally represent and warrant to Buyer as follows:

2.1.1 Capitalization. The authorized share capital of the Company currently consists of 516,260 shares of Inovio Shares, of which 512,460 shares are issued and outstanding and owned by the Sellers and of which 3,800 shares are held by the Company in its treasury. At the Closing, the authorized share capital of the Company will consist of 516,260 Inovio Shares of which 512,460 shares will be issued and outstanding and owned by the Sellers. In addition, the Company has 124,294 warrants to subscribe for Inovio Shares at a subscription price of NOK 90 outstanding (the “Warrants”), all of which shall be cancelled by the warrant holders prior to the Closing Date. The number of shares of the Inovio Shares owned beneficially or of record by each of the Sellers, and the number of Warrants and the names of each holder of the Warrants is set forth on Schedule 2.1.1 hereto. All issued and outstanding shares of the Inovio Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 2.1.1 hereto there are no outstanding obligations, options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character to which the Company is a party or otherwise bound which provide for the purchase or issuance by the Company of any authorized but not outstanding, or authorized and outstanding, shares of the capital of the Company. There is no personal liability attached to the Inovio Shares. No person has any preemptive or similar rights in respect of any securities of the Company. The sale of Inovio Shares by the Sellers as provided herein shall, upon consummation of the transactions contemplated hereby, vest Buyer with good and marketable title to the Inovio Shares, free and clear of all liens, charges, claims and encumbrances.

2.1.2 Organization, Good Standing and Power. The Company is a corporation duly organized, validly existing and in good standing and authorized to exercise its corporate powers, rights and privileges under the laws of Norway with full corporate power and authority to own, lease and operate its properties and to carry on the Business as presently conducted by it. Schedule 2.1.2 hereto sets forth all states and other jurisdictions in which the Company is registered as duly qualified and in good standing to do business as a foreign company. There are no other states or jurisdictions in which the character and location of the properties owned or leased by it, or the conduct of the Business makes any such registration necessary. The Company’s minute books contain complete and accurate records of all meetings and other material actions, including, without limitation, actions by unanimous written consent of the Sellers and the board of directors of the Company.

2.1.3 Authority. The execution and delivery by the Company and the Sellers of the Executed Agreements, the performance by the Company and the Sellers (to the extent that it is a party thereto) of their obligations under the Executed Agreements, and the consummation of the transactions contemplated by the Executed Agreements, have been duly and validly authorized by all necessary action on the part of the Company and the Sellers, and the Company and the Sellers have all necessary power with respect thereto. The Executed Agreements are, or when executed and delivered by the Company and the Sellers shall be, the valid and binding obligations of the Company and the Sellers, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar laws. Neither the execution and delivery by the Company and the Sellers of the Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by the Company and the Sellers of their obligations under the Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the Articles of Association, (ii) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise result in a loss of contractual benefits to the Company or the Sellers, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of the Sellers is a party or by which the Company or any of the Sellers or any of its properties or assets may be bound, (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its respective properties or assets, (iv) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon any of the properties or assets of the Company, or (v) to the Knowledge of the Company, interfere with or otherwise adversely affect the ability of Buyer to carry on the Business as now conducted by the Company.

2.1.4 Interests in Other Entities. Except as set forth on Schedule 2.1.4 hereto, the Company does not (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation or entity, (ii) have any ownership interest, direct or indirect, of record or beneficially, in any entity, or (iii) have any obligation, direct or indirect, present or contingent, to purchase or subscribe for any interest in, advance or loan moneys to, or in any way make investments in, any person or entity, or to share any profits or capital investments in other persons or entities, or both.

2.1.5 Governmental Authorizations; Third Party Consents. Except as set forth on Schedule 2.1.5 hereto, no approval, consent, compliance, exemption, authorization or other action by, or notice to or filing with, any Governmental Body or any other person or entity, and no lapse of a waiting period, is necessary or required to be obtained by the Company or any Founder or Institutional Shareholder in connection with the execution, delivery or performance by any of them, of this Agreement, any of the Executed Agreements or the transactions contemplated hereby and thereby.

2.1.6 Financial Statements. Prior to Closing, the Company shall deliver to Buyer true and correct copies of (i) its audited balance sheets for its fiscal years ended December 31, 2004, 2003, 2002 and 2001 and, in each case, the related statements of income, changes in stockholders’ equity, retained earnings and cash flows for the 12-month periods then ended, together with the report thereon of Price Waterhouse Coopers, who are independent certified public accountants licensed to practice before the SEC (the “Audited Financial Statements”), and (ii) unaudited balance sheet as at the Closing Date, and the related statements of income, retained earnings and cash flow for the period since December 31, 2004 then ended (the “Interim Financial Statements”). All of such financial statements, together with those delivered to Buyer pursuant to Section 3.2 hereof, including any notes thereto, were, or will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and fairly present in all material respects the financial position and cash flows of the Company at, and the results of its operations for, the periods covered thereby. The books and records of the Company are in all material respects true and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition and results of operations of the Company as set forth in the financial statements.

2.1.7 Absence of Undisclosed Liabilities. The Company does not have any liabilities, commitments or obligations, whether accrued, absolute, contingent or otherwise, that have not been (i) in the case of liabilities, commitments and obligations of a type customarily reflected on the balance sheet of the Company, reflected on the Interim Financial Statements in accordance with generally accepted accounting principles, or incurred, consistent with past practice, in the ordinary course of business since December 31, 2004 and that are not material either individually or in the aggregate or (ii) in the case of all other types of liabilities and obligations, as set forth on Schedule 2.1.7 hereto.

2.1.8 Absence of Certain Changes. Except as and to the extent set forth on Schedule 2.1.8 hereto, since December 31, 2004, the Company has not:

(i) suffered any material adverse change in its working capital, condition (financial or otherwise), assets, liabilities, business, operations or prospects;

(ii) incurred any material liabilities or obligations except items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $50,000 USD (counting obligations or liabilities arising from one transaction or a series or similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or experienced any increase in, or change in any assumption underlying or methods of calculating, any bad debt, contingency or other reserves;

(iii) paid, discharged or satisfied any claim, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against on the balance sheets of the Company or incurred in the ordinary course of business and consistent with past practice since December 31, 2004;

(iv) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, other than taxes and general and special assessments not in default and payable without penalty of interest;

(v) written off as uncollectible any notes or accounts receivable, except for write-offs in the ordinary course of business and consistent with past practice, none of which are material;

(vi) canceled any debts or waived or suffered to lapse any claims or rights of substantial value, or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(vii) disposed of or suffered to lapse any rights to use any domain name, patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the ordinary conduct of the Business) to any person any trade secret, formula, process or know-how;

(viii) granted any material general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, and, no such increase is customary on a periodic basis or is required by agreement or understanding;

(ix) made any single capital expenditure or commitment in excess of $50,000 USD for additions to property, plant, equipment or intangible assets or made aggregate capital expenditures and commitments in excess of $50,000 USD, for additions to property, plant, equipment or intangible assets;

(x) redeemed any shares of its issued share capital or declared, paid or set aside for payment any dividend or other distribution in respect of its issued share capital;

(xi) made any change in any method of accounting or accounting practice;

(xii) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors, debtholders, employees or Sellers or any Affiliate or Associate of any of its officers, directors, noteholders, employees or Sellers;

(xiii) paid any amount in respect of debt for borrowed money except for regularly scheduled payments of principal and interest in accordance with the terms thereof;

(xiv) granted any stock option or right to purchase shares of capital stock of the Company; issued any security convertible into such capital stock; or granted any registration rights; purchased, redeemed, retired, or otherwise acquired any shares of such capital stock;

(xv) amended the Company’s Articles of Association;

(xvi) entered into, suffered any termination of, or received notice of termination of (A) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (B) any agreement, contract, obligation, promise, or undertaking (whether written or otherwise and whether express or implied) or transaction involving a total remaining commitment by or to the Company of at least $50,000 USD;

(xvii) agreed, whether in writing or otherwise, to take any action described in this Section unless such action is specifically excepted from this Section 2.1.8 or set forth on Schedule 2.1.8 hereto.

2.1.9 Tax Matters. Except as set forth on Schedule 2.1.9 hereto:

(i) the Company has filed with the appropriate Governmental Bodies all tax returns and reports required to be filed by it (“Returns”), has paid in full or made adequate provision for the payment of all Taxes, together with interest, penalties, assessments and deficiencies owed by it (whether or not shown on any Returns), and all such Returns were correct and complete in all respects;

(ii) the Company is not currently the beneficiary of any extension of time within which to file any Returns;

(iii) the Company has previously provided Buyer with true and complete copies of all such Returns filed within the past three (3) years;

(iv) there are no filed or other known tax liens upon any property or assets of the Company;

(v) the Company has not waived any statute of limitations in respect of Taxes or executed or filed with any governmental authority any agreement extending the period for the assessment or collection of any Taxes, and it is not a party to any pending or, to the Company’s or the Sellers’ Knowledge, threatened action or proceeding by any Governmental Body for the assessment or collection of Taxes;

(vi) there is no unresolved written claim by a Governmental Body in any jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by such jurisdiction;

(vii) there has been no examination or audit with respect to Taxes with respect to any year;

(viii) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, the Sellers or other third party;

(ix) the unpaid Taxes of the Company (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

2.1.10 Legal Proceedings; Orders.

(i) Except as set forth on Schedule 2.1.10 hereto there is no pending Proceeding:

(A) that has been commenced by or against the Company or a Seller or that otherwise relates to or may affect the Business, or any assets owned or used by the Company; or

(B) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transaction contemplated by the Executed Agreements.

To the Knowledge of the Founders and the Institutional Shareholders and the Company or any of their respective Affiliates or Associates, (1) no such Proceeding has been threatened or is likely to be asserted, commenced, taken, or otherwise pursued in the future, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Company has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 2.1.10. The Proceedings listed in Schedule 2.1.10 are not likely to give rise to, individually or in the aggregate, a Company Material Adverse Effect.

(ii) Except as set forth in Schedule 2.1.10:

(A) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

(B) neither the Founder nor the Institutional Shareholders are subject to any Order that relates to the Business, or any of the assets owned or used by, the Company; and

(C) no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.

(iii)	Except as set forth in Schedule 2.1.10:

(A) the Company is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(B) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

(C) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other person or entity regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

2.1.11 Compliance with Applicable Law; Certain Payments. Except as set forth in Schedule 2.1.11, the Company is, and at all times since its formation has been, in compliance with all Laws promulgated by any Governmental Body applicable to the Company or to the conduct of the Business or operations of the Company or to the use of its properties and assets, including, without limitation, all Environmental Laws (as defined in Section 2.1.12 hereof), all tax, ERISA, privacy, employment and human rights Laws. The Company has not received any written notices of violation or alleged violation of any Laws by the Company. Neither the Company nor any director, officer, agent, or employee of the Company, or any other person associated with or acting for or on behalf of the Company, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, entity or organization, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate or Associate of the Company, or (D) in violation of any Laws, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

2.1.12 Environmental Matters.

(i) Except as set forth on Schedule 2.1.12 hereto:

(A) neither the Company nor its operations or the real property leased by the Company as set forth on Schedule 2.1.14 hereto (the “Facilities”) are subject to any outstanding written order, consent decree or settlement agreement with any person relating to (1) any Environmental Laws (as defined in subsection (iii) below), (2) any Environmental Claim (as defined in subsection (iii) below), or (3) any Hazardous Materials Activity (as defined in subsection (iii) below);

(B) there are, and to the Company’s and the Founders and the Institutional Shareholders’ Knowledge, have been no conditions, occurrences, or Hazardous Materials Activity that could reasonably be expected to form the basis of an Environmental Claim against the Company;

(C) neither the Company nor, to the Company’s and the Founders and the Institutional Shareholders’ Knowledge, any predecessor of the Company, has filed at any time any notice under any Environmental Law indicating past or present treatment of Hazardous Materials (as defined in subsection (iii) below) at the Facilities, and none of the Company’s operations involves the generation, transportation, treatment, storage, or disposal of hazardous waste; and

(D) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Company Material Adverse Effect.

(ii) Notwithstanding anything in this Section 2.1.12 to the contrary, no event or condition has occurred or is occurring with respect to the Company relating to any Environmental Law, any Release (as defined in subsection (iii) below) of Hazardous Materials, or any Hazardous Material Activity, including any matter disclosed on Schedule 2.1.12 hereto.

(iii) The following terms used in this Section 2.1.12 shall have the following meanings:

(A) “Environmental Laws” shall mean any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, governmental authorizations, or any other requirements of governmental authorities relating to (1) environmental matters, including those relating to any Hazardous Materials Activity, (2) the generation, use, storage, transportation or disposal of Hazardous Materials, or (3) occupational safety and health, industrial hygiene, land use or the protection of human, plant, or animal health or welfare, in any manner applicable to the Company.

(B) “Environmental Claim” shall mean any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Body or any other person, arising (1) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (2) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (3) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

(C) “Hazardous Materials” shall mean (1) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws), (2) any oil, petroleum, petroleum fraction or petroleum derived substance, (3) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (4) any flammable substances or explosives, (5) any radioactive materials, (6) any asbestos-containing materials, (7) urea formaldehyde foam insulation, (8) electrical equipment that contains oil or dielectric fluid containing polychlorinated biphenyls, (9) pesticides, and (10) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by governmental authority or that may or could pose a hazard to the health and safety of the owners, occupants or any other persons in the vicinity of the Facilities or to the indoor or outdoor environment.

(D) “Hazardous Materials Activity” shall mean any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

(E) “Release” shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or ground water.

2.1.13 Permits. A list of all permits, approvals, licenses, certificates, franchises, authorizations, consents and orders (“Permits”) necessary to the operation of the business of the Company in the manner in which it is presently conducted is set forth on Schedule 2.1.13 hereto. All such Permits are valid and remain in full force and effect. The Company has not engaged in any activity that would cause revocation or suspension of any such Permits and no action or proceeding looking to or contemplating the revocation or suspension of any thereof is pending or threatened. To the Knowledge of the Company and the Founders and the Institutional Shareholders, no Permits (other than as set forth on Schedule 2.1.13 hereto) will be required to permit the Company to continue the Business substantially in the manner as it is presently conducted after the consummation of the transactions contemplated hereby.

2.1.14 Title to Properties. The assets set forth on the Interim Financial Statements are all of the material assets that are necessary for the conduct of the Business as currently conducted by the Company. Except as set forth on Schedule 2.1.14 hereto, the Company has good title to all of the properties and assets (real, personal and mixed, tangible and intangible) reflected on the Interim Financial Statements or thereafter acquired or that it purports to own free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in the Interim Financial Statements. Schedule 2.1.14 hereto sets forth a true and correct list setting forth, and brief description of, all (i) leases (whether by or to the Company) and contracts and commitments for the purchase or sale or lease (whether as lessor or lessee) of the Company with respect to real property and (ii) leases (whether by or to the Company) and title retention or conditional sales agreements and other security devices (whether as lessor or lessee) of the Company with respect to items of personal property. All leases set forth on Schedule 2.1.14 hereto are valid, binding and enforceable in accordance with their terms, and are in full force and effect, except to the extent that enforceability may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar laws; there are no existing defaults by the Company thereunder and no event has occurred that (whether with or without notice, lapse of time or both) would constitute a default by the Company thereunder. All lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification of the rights and obligations of the Company thereunder. All of the tangible property (whether leased) of the Company in excess of $10,000 is set forth on Schedule 2.1.14 hereto.

2.1.15 Accounts Receivable; Accounts Payable, Fixed Assets; Inventory.

(i) Schedule 2.1.15(i)(a) hereto sets forth a true and correct list of the Company’s accounts receivable as of December 31, 2004, and aging with respect thereto. All of the accounts receivable of the Company reflected on Schedule 2.1.15(i)(a) hereto, together with those delivered to Buyer pursuant to Section 3.2 hereof, are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, less the amount of the reserve for bad accounts reflected therein, and are not subject to any offsets. A true and correct list of the Company’s accounts receivable as of the Closing Date, and aging with respect thereto, will be added to Schedule 2.1.15(i)(a) hereto at the Closing. The accounts receivable of the Company added after the date hereof to Schedule 2.1.15(i)(a) hereto when added will be good and collectible in the ordinary course of business at the aggregate amounts recorded on the books of account, less the amount of the reserve for bad accounts reflected therein (which reserve has been established on a basis consistent with prior practice and in accordance with generally accepted accounting principles) and will not subject to any offsets. Schedule 2.1.15(i)(b) hereto contains a true and correct list of the Company’s accounts payable as of December 31, 2004. All such accounts payable were incurred in the ordinary course of business for goods or services received by the Company. A true and correct list of the Company’s accounts payable as of the Closing Date will be added to Schedule 2.1.15(i)(b) hereto at the Closing. All such accounts payable added after the date hereof to Schedule 2.1.15(i)(b) shall have been incurred in the ordinary course of business for goods or services received by the Company.

(ii) Schedule 2.1.15(ii) hereto contains a true and correct list of all machinery, equipment and other fixed assets of the Company (the “Equipment”). Each such item of Equipment is in good operating condition, normal wear and tear excepted, and is adequate for the use to which it is being put. Each such item has been maintained, in all material respects, in accordance with prudent business practice and no such maintenance has been deferred.

(iii) Schedule 2.1.15(iii) hereto contains a true and correct list of all inventory of the Company and all items to be delivered to the Business for such inventory after the Closing that are subject to purchase commitments outstanding at the Closing, consist of items that are, or upon delivery will be of a quality and quantity presently usable and saleable in the ordinary course of business.

2.1.16 Intellectual Properties.

(i) Schedule 2.1.16(i) hereto sets forth, with respect to each Proprietary Asset (as defined below) owned by the Company and registered by the Company with any Governmental Body for which a registration application has been filed by the Company with any Governmental Body, (A) a brief description of such Proprietary Asset and (B) the names of the jurisdictions covered by the applicable registration or application. Schedule 2.1.16(i) identifies and provides a brief description of all other Proprietary Assets owned by the Company that are material to the business of the Company. (each of the foregoing a “Company Proprietary Asset” and collectively, the “Company Proprietary Assets”) Schedule 2.1.16(i) identifies any Contract containing any ongoing royalty or payment obligations with respect to each Proprietary Asset that is licensed or otherwise made available to the Company by any person and is material to the business of the Company (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to the Company. Except with regard to any Proprietary Asset with respect to which a registration or registration application has been the subject of a notice of abandonment as set forth in Schedule 2.1.16(i), the Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Schedule 2.1.16(i), free and clear of all encumbrances, except for any lien for current taxes not yet due and payable. The Company has a valid right to use, license and otherwise exploit all Company Proprietary Assets. Except as set forth in Schedule 2.1.16(i), the Company has not developed jointly with any other person any Company Proprietary Asset with respect to which such other person has any rights. Except as set forth in Schedule 2.1.16(i), there is no Company Contract pursuant to which any person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Asset.

(ii) Except as disclosed in Schedule 2.1.16(ii), the Company has taken necessary measures and precautions to protect and maintain the confidentiality, secrecy and value of all Company Proprietary Assets. Without limiting the generality of the foregoing, (A) all current and former employees of the Company have executed and delivered to the Company an agreement that is substantially identical to the form of Employment Agreements previously delivered by the Company to Buyer and (B) all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement that is substantially identical to the form of Consultant Agreement previously delivered to Buyer. No current or former employee, officer, director, shareholder, consultant or independent contractor has any right, claim or interest in or with respect to any Company Proprietary Asset save for the employees mandatory rights under the Norwegian Employee Inventor Act..

(iii) Except as disclosed in Schedule 2.1.16(iii):

(A) All patents, trademarks, service marks and copyrights held by the Company are to the Company’s Knowledge valid, enforceable and subsisting;

(B) No Proceeding has been brought or threatened against the Company alleging that the Company Proprietary Assets infringe or misappropriate any Proprietary Asset owned by any other person.

(iv) Except as disclosed in Schedule 2.1.16(iv) the Company has not: (A) licensed any of the Company’s Proprietary Assets to any Person on an exclusive basis, or (B) entered into any covenant not to compete or Contract limiting its ability to exploit fully any Company’s Proprietary Assets or to transact business in any market or geographical area or with any person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public and except for limitations included in any Contract identified in Schedule 2.1.22).

(v) Except as set forth in Schedule 2.1.16(v), the Company has not disclosed or delivered to any person (other than to an employee or other person who has executed a Confidential Disclosure Agreement), or permitted the disclosure or delivery to any escrow agent or other person, of any source code relating to any Company Proprietary Asset owned by the Company (“Company Source Code”). There is no contract pursuant to which the Company has deposited or is required to deposit with an escrow holder or any other person any Company Source Code. Neither the execution of this Agreement or the executed agreements nor the consummation of any of the transactions contemplated hereby and thereby will cause or result in the release or disclosure of any Company Source Code relating to any Company Proprietary Asset.

2.1.17 Domain Names. Schedule 2.1.17 hereto sets forth a complete list of all domain names owned or used by the Company in the conduct of the Business. No officer, director or employee of the Company, the Founders or the Institutional Shareholders, or any of their Affiliates or Associates, and no Founder or Institutional Shareholder, has any ownership or other interest in the domain names. None of the domain names, to the Knowledge of the Sellers, infringes any trademarks, trademark rights, trade names, trade name rights or service marks of others. The Company has not obtained rights to any domain name in violations of any Laws.

2.1.18 Insurance. Schedule 2.1.18 hereto contains a complete and correct list of all policies of insurance in which the Company or its officers or directors (in such capacity) is an insured party, beneficiary or loss payable payee. Copies of all such policies have been previously provided to Buyer. Such policies are in full force and effect.

2.1.19 Bank Accounts; Credit Cards; Corporate Accounts and Powers of Attorney. Schedule 2.1.19 hereto contains a complete and correct list showing (i) the name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, (ii) the names of all credit card issuers with whom the Company has an account and the names of all persons authorized to use such accounts or have access thereto, (iii) the names of all cellular telephone, phone card or other corporate accounts with whom the Company has an account and the names of all persons authorized to use such accounts or have access thereto and (iv) the names of all persons, if any, holding powers of attorney from the Company.

2.1.20 Employee Arrangements. Except as set forth on Schedule 2.1.20 hereto, the Company has (i) no union, collective bargaining, employment, management, severance or consulting agreements, oral or written, to which the Company is a party or is otherwise bound, and (ii) no deferred compensation agreements, pension and retirement plans, profit-sharing plans, stock purchase and stock option plans, oral or written. Schedule 2.1.20 hereto sets forth a true and correct list of all compensation, incentive, bonus, severance, golden parachute, disability, hospitalization, medical insurance, life insurance and other employee benefit plans, programs or arrangements maintained by the Company or under which the Company has any obligations (other than obligations to make current wage or salary payments) in respect of, or that otherwise cover, any of the current or former officers, employees or consultants of the Company, or their beneficiaries (each an “Employee Benefit Plan” and collectively the “Employee Benefit Plans”). The Company has delivered to Buyer true and complete copies of each Employee Benefit Plan, the most recent summary plan description and all material employee communications. The execution and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any Employee Benefit Plan or individual agreement that will or may result in any payment, acceleration, vesting or increase in benefits. Each Employee Benefit Plan has, at all times, been operated and maintained in accordance with applicable law and each such Plan’s terms. All contributions to and payments from the Employee Benefit Plans that may have been required to be made in accordance with the Employee Benefit Plans and applicable law have been made or are properly accrued and reflected on the balance sheets or the books and records of the Company. Schedule 2.1.20 hereto sets forth a true and correct list of the names, compensation and all accrued and unused vacation and sick time of all persons employed by the Company.

2.1.21 Certain Business Matters. Except as set forth on Schedule 2.1.21 hereto, (i) the Company is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement that relates to the sale, distribution or servicing of any of its material assets or services related thereto, (ii) the Company does not have any sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, (iii) there are not pending and, to the Company’s Knowledge, there are not threatened, any labor negotiations involving or affecting the Company or the Business and, to the Company’s Knowledge, no organizing activities involving union representation exist in respect of any of its employees, (iv) the Company neither gives nor is bound by any express warranties relating to its products or services and, to the Knowledge of the Company, there has been no assertion of any breach of warranties, (v) the Company is not a party to or bound by any agreement that limits its freedom to compete in any line of business or with any person or entity, (vi) to the Company’s Knowledge, no employee of the Company is a party to or bound by any agreement that limits his/her freedom to compete in any line of business or with any person or entity, (vii) to the Company’s Knowledge, the Company is not a party to or bound by any agreement that, based on current economic circumstances, will result in a loss when performed (provided, however, that in calculating such loss, if any, the allocation of the applicable research and development costs shall not be included) and (viii) the Company is not a party to or bound by any agreement or involved in any transaction in which any officer, director, debtholder or the Sellers, or any Affiliate or Associate of any such person has, or had when made, a direct or indirect material interest.

2.1.22 Contracts.

(i) Schedule 2.1.22 identifies each Contract as of the date hereof. For purposes of this Agreement, each of the following Contracts (to the extent the Company has (or may have) any liability or any obligations thereunder or with respect thereto after the date of this Agreement) shall be deemed to constitute a “Material Contract”:

(A) any Contract relating to the employment of, or the performance of services by, any employee or consultant (other than any offer letter provided to any employee of the Company which provides for “at will” employment and other than employee or consultant Contracts involving less than $50,000 USD in annual payments that can be terminated by the Company (without penalty) upon delivery of 60 days or less notice ); any Contract pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; and any Contract pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payments with respect of salary) in excess of $25,000 USD to any current or former employee or director;

(B) any Contract, with the exception of standard purchase orders which contain warranties with a term of less than 12 months, (1) with any customer of the Company; or (2) with respect to the distribution or marketing of any product of the Company;

(C) each Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(D) each Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(E) each Contract granting rights to manufacture, produce, assemble, license, market, or sell the Company’s products or services for or to any other person or otherwise affecting the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products or services (to the extent such right is exclusive);

(F) any Contract pursuant to which any third party licenses to the Company (or otherwise permits the Company to use) any intellectual property that is incorporated as a component of any product of any of the Company or is otherwise material to the business of any of the Company (other than “off the shelf” or other software used in the business of any of the Company (but not incorporated as a component of any product of the Company) which is generally available through regular commercial distribution channels on standard terms and conditions, as modified for the Company’s operations);

(G) any Contract relating to (1) the license of any Company Proprietary Asset from the Company or (2) the development of any Company Proprietary Asset;

(H) any Contract (other than the Company’s Articles of Association) which provides for indemnification of any officer, director, employee or agent;

(I) any Contract that cannot be terminated by the Company (without penalty) with ten (10) days or less notice and imposing any restriction on the right or ability of the Company: (1) to compete with any other person, (2) to acquire ownership of or rights to any product or other asset or any services from any other person, (3) to solicit, hire or retain any person as an employee, consultant or independent contractor, (4) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other person, (E) to perform services for any other person or (5) to transact business or deal in any other manner with any other person;

(J) any Contract (1) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (2) providing any person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities or (3) providing the Company with any right of first refusal with respect to, or right to purchase or otherwise acquire, any securities;

(K) any Contract incorporating or relating to any guaranty or similar obligation, except for standard purchase orders entered into in the ordinary course of business;

(L) any Contract relating to any currency hedging;

(M) any Contract imposing any confidentiality obligation on the Company;

(N) any Contract to which any Governmental Body is a party, and any other Contract directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between the Company and any contractor or subcontractor to any Governmental Body), except for standard purchase orders entered into in the ordinary course of business for the license, maintenance or service of products;

(O) any Contract with obligations in excess of $50,000 USD that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company;

(P) any Contract requiring that the Company give any notice or provide any information to any person prior to considering or accepting any acquisition proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any acquisition transaction or similar transaction;

(Q) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 USD in the aggregate, or contemplates or involves the performance of services by the Company having a value in excess of $50,000 USD in the aggregate in any given year; and

® any Contract (not otherwise identified in subparagraphs (A) through (Q) of this Section 2.1.22(i)), if a breach of such Contract would be reasonably likely to have a Company Material Adverse Effect.

(ii) the Company has delivered or made available to Buyer and to Kirkpatrick & Lockhart Nicholson Graham LLP an accurate and complete copy of (A) each Material Contract; (B) each Contract (to the extent that the Company has (or may have) any liability or obligations thereunder or with respect thereto after the date of this Agreement) of the type referred to in Section 2.1.16(i); (C) each Contract (to the extent that the Company has (or may have) any liability or obligations thereunder or with respect thereto after the date of this Agreement) with any customer of the Company; and (D) each other Contract (not otherwise identified in (A) through (C) of this Subsection 2.1.22(ii)) that is material to the Business.

(iii) each Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) applicable rules of law governing specific performance, injunctive relief and other equitable remedies.

(iv) (A) the Company has not violated or breached in any material respect, or committed any default under, any Contract; and, to the Knowledge of the Company, no other person has materially violated or breached, or committed any material default under, any Contract (except to the extent cured by the other person); (B) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (1) result in a violation or breach in any material respect of any of the provisions of any Contract, (2) give any person the right to declare a default or exercise any material remedy under any Contract, (3) give any person the right to receive or require a material rebate, chargeback or penalty under any Contract, (4) give any person the right to accelerate the maturity or performance of any Contract, or (5) give any person the right to cancel, terminate or modify in any material respect any Contract; and (C) the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Contract.

2.1.23 Brokers. No agent, broker, person or firm acting on behalf of the Company or under the authority of any of the foregoing, is or shall be entitled to a brokerage commission, finder’s fee, or other like payment in connection with any of the transactions contemplated hereby, from the Company.

2.1.24 Disclosure. To the Knowledge of the Company and the Founders and the Institutional Shareholders, no representation or warranty made by the Company or the Founders and the Institutional Shareholders herein or in any of the Executed Agreements contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading.

2.1.25 Affiliated Transactions. Except as set forth on Schedule 2.1.25 hereto, no Seller (i) is a party to any agreement, contract, obligation, promise, undertaking or transaction (whether written or otherwise and whether express or implied) with or involving the Company or any Associate or Affiliate of the Company, or (ii) has any claim, monetary or otherwise, of any sort against the Company.

2.1.26 Claims Against the Company. Except as set forth on Schedule 2.1.26 hereto, the Company has, save for accrued holiday payment to its employees from 2004 to become payable in 2005, no debts, obligations or liabilities owing to the Sellers and, to the knowledge of the Company, nothing exists that could give rise to a claim by the Sellers of any such debts, obligation or liability of the Company to the Sellers.

2.1.27 Principal Place of Business. The Company’s principal place of business is located at Inovio AS, Forskningsveien 2A, 0373, Postbox 180 – Vinderen, 0319 OSLO, Norway.

2.1.28 Disclosure Schedules. All schedules to this Agreement are integral parts to this Agreement. Nothing in a schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, including by explicit cross-reference to another schedule to this Agreement. Without limiting the generality of the foregoing, the mere listing, or inclusion of a copy, of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty is being made in connection with the existence of the document or other item itself. The Company and the Sellers are responsible for preparing and arranging the schedules corresponding to the lettered and numbered paragraphs contained herein. Disclosure made in a specific schedule shall not be deemed to have been disclosed with respect to any other schedule unless an explicit cross-reference appears.

2.1.29 No Products Shipped or Manufactured Prior to Closing Date. The Company did not ship or manufacture any products prior to the Closing Date.

2.2 Representations and Warranties of the Sellers. Each of the Sellers severally, in proportion to their shareholding in the Company, represents and warrants to Buyer as follows:

2.2.1 Capacity; Validity. Such Seller has the legal capacity to execute and deliver the Executed Agreements (to the extent such Seller is a party thereto) and to consummate the transactions contemplated thereby. The Executed Agreements are, or when executed and delivered by the delivering parties shall be, the valid and binding obligations of such Seller, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar laws. Neither the execution and delivery by the Sellers (to the extent that they are parties thereto) of the Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by the Sellers (to the extent that they are parties thereto) of their respective obligations under the Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) conflict with or result in a breach of any provision of the Articles of Association of the Sellers.

2.2.2 Sellers’ Stock Ownership. Such Seller holds of record and beneficially owns the number of shares of Inovio Shares set forth next to its name on Schedule 2.1.1 hereto, and except as set forth on Schedule 2.2.2 hereto, such shares are free and clear of any restrictions on transfer, claims, taxes, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Such Seller is not a party to (or has otherwise waived all rights under) any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any Inovio Shares (other than this Agreement). Except as set forth on Schedule 2.2.2 hereto, such Seller is not a party to (or has otherwise terminated) any voting trust, proxy, or other agreement or understanding with respect to the voting of any Inovio Shares.

2.2.3 Investor Representations. Except with respect to the Sellers listed on Schedule 2.2.3 (the “Non-Exempt Sellers”), each Seller is not a resident of the United States.

2.2.4 Financial Acumen. Each Founder and Institutional Shareholder has such knowledge, skill and experience in business, financial and investment matters such that Founder or Institutional Shareholder is capable of evaluating the merits and risks of owning the Series D Stock. To the extent necessary, each Founder and Institutional Shareholder has retained, at its own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of this Agreement and owning the shares of Series D Stock. Each Founder and Institutional Shareholder meets any additional or different suitability standards imposed by the jurisdiction of such Founder or Institutional Shareholder’s residence.

2.2.5 Investment Intent. Each Founder and Institutional Shareholder is acquiring the shares of Series D Stock solely for its own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the shares of Series D Stock. Each Founder and Institutional Shareholder understands that the shares of Series D Stock have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the Founder and Institutional Shareholder and of the other representations of the Founder and Institutional Shareholder in this Agreement. Each Founder and Institutional Shareholder understands that Buyer is relying upon the representations and warranties contained in this Agreement (and any other supplemental information) for the purpose of determining whether this transaction meets the requirements for such exemptions.

2.2.6 Restrictions on Resale. Each Founder and Institutional Shareholder understands that the shares of Series D Stock are “restricted securities” under the applicable United States securities laws and that the Securities Act and the rules of the SEC provide in substance that each Founder and Institutional Shareholder may dispose of the shares of Series D Stock only pursuant to an effective registration statement under the Securities Act or an exemption therefrom and subject to the additional restrictions set forth in this Agreement and the additional agreements referenced herein. Upon the automatic conversion of the Series D Stock into shares of common stock, the Buyer hereby acknowledges and agrees to cause such shares of common stock to be registered with the SEC within the time frames and in accordance with the terms and conditions set forth in the Registration Rights Agreement.

2.2.7 Legend. Each Founder and Institutional Shareholder understands that each share of Series D Stock delivered pursuant to this Agreement shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED OR OFFERED FOR SALE OR TRANSFER UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT, OR IN THE OPINION OF COUNSEL ACCEPTABLE TO GENETRONICS BIOMEDICAL CORPORATION, SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED.”

2.3 Representations and Warranties with Respect to Buyer. Buyer hereby represents and warrants to, and covenants and agrees with, the Sellers as follows:

2.3.1 Organization and Good Standing. Buyer is a company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

2.3.2 Capitalization.

The authorized share capital of the Buyer is 300,000,000 shares, of which 21,555,220 are issued and outstanding. The issued shares at December 31, 2004 were distributed as follows among four (4) classes of shares: 18,420,427 shares of common stock, par value $0.001; 291 Series A preferred shares; 110 Series B preferred shares; and 1,040 Series C preferred shares.

2.3.3 TitleThe shares of Series D Stock when issued to the Founders and the Institutional Shareholders pursuant to this Agreement, shall be fully paid, validly issued and non-assessable shares, free and clear of all liens, charges, claims and encumbrances.

2.3.4 Authority; No Conflict.

(i) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of this Agreement or the Executed Agreements, the Executed Agreements will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Executed Agreements and to perform its obligations thereunder.

(ii) Except as set forth in Schedule 2.3.4, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated by this Agreement or the Executed Agreements by Buyer will give any person or entity the right to prevent, delay, or otherwise interfere with any of such transactions pursuant to: (A) any provision of Buyer’s Amended and Restated Certificate of Incorporation or Bylaws; (B) any resolution adopted by the board of directors or the shareholders of Buyer;(C) any Laws or Order to which Buyer may be subject; or (D) any agreement to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 2.3.4, Buyer is not and will not be required to obtain any consent from any person or entity in connection with the execution and delivery of this Agreement or the Executed Agreements or the consummation or performance of any of the transactions contemplated therein.

2.3.5 ListingBuyer currently meets the continuing eligibility requirements for listing on the AMEX and has not received any notice from such market or the NASD that it does not currently satisfy such requirements or that such continued listing is in any way threatened. Buyer has taken no action designed to, or which, to the knowledge of Buyer, would reasonably be expected to have the effect of, terminating the registration of Buyer’s common stock under the Securities Act or delisting the Buyer’s common stock from the AMEX.

2.3.6 Investment Intent. Buyer is acquiring the Inovio Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

2.3.7 Certain Proceedings and Other Business Matters. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transaction contemplated by the Executed Agreements. To Buyer’s Knowledge, no such proceeding has been threatened, or is likely to be asserted, commenced, taken, or otherwise pursued in the future.

Furthermore, there are no pending or threatened Proceedings that Buyer is aware of or expecting, relating to Buyer’s business or its intellectual property rights.

2.3.8 Brokers and Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

2.3.9 Disclosure. To the Knowledge of Buyer, no representation or warranty made by Buyer herein or in any of the Executed Agreements contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading.

2.3.10 SEC Filings. All statements, reports, schedules, forms and other documents required to have been filed by Buyer with the SEC and all such statements, reports, schedules, forms and other documents (the “Buyer SEC Documents”), have been so filed on a timely basis. As of the time it was filed with the SEC (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Buyer SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.3.11 Reservation of Stock Issuable upon Conversion. Buyer will at all times reserve and keep available out of its authorized but unissued common stock a sufficient number of shares of Buyer’s common stock for the purposes of effecting the conversion of the Series D Stock. Buyer promptly will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as will be sufficient for such purpose, including without limitation engaging its best efforts to obtain any requisite stockholder approval.

3. COVENANTS

3.1 Investigation by Buyer. Buyer has, prior to the Closing Date and subject to this Section 3.1, through its representatives (including its counsel, accountants and consultants) made such investigations of the properties, the intellectual property rights, offices and operations of the Company and such audit of the financial condition of the Company as it deems necessary or advisable in connection with the transactions contemplated hereby, including, without limitation, any investigation enabling it to familiarize itself with such properties, offices, operations and financial condition; such investigation shall not, however, affect the Company’s or the Sellers’ representations, warranties and agreements hereunder. The Company and the Sellers have permitted Buyer and its authorized representatives, from and after the date hereof, complete access, following reasonable prior notice, to all books, records, and properties of the Company, including, but not limited to, clinical trial data and regulatory submissions, to all Returns of the Company, and Buyer has the right to make copies thereof and excerpts therefrom. The Company and Sellers have cooperated fully with Buyer in connection with its due diligence investigation. Buyer has been furnished inter alia with the information that is set out and listed in the due diligence list set out in Schedule 3.1, which information shall be copied and delivered to Buyer at Closing. The Company has furnished Buyer with such financial and operating data and other information with respect to the Company as Buyer has from time to time reasonably requested. Buyer will treat, and will cause its employees and representatives to treat, all information obtained from the Company in the course of the due diligence review in strict confidence, except to the extent any such information is required to be disclosed to governmental authorities or pursuant to legal process or where such information is already in the public domain or becomes in the public domain through no fault of Buyer. In the event the Acquisition is not concluded, Buyer agrees to return all written materials theretofore furnished by the Company.

3.2 Books and Records. The Company shall, from and after the date hereof until the Closing or earlier termination hereof, make available to Buyer all financial statements, trial balances, accounts receivable and accounts payable records, and fixed asset details for a period of up to three (3) fiscal years, including, without limitation, any and all documents necessary for Buyer’s accountants to conduct an audit for such time period. Buyer shall have the right to have audited financial statements prepared at Buyer’s cost and the Company and the Founders and Institutional Shareholders shall use commercially reasonable efforts to cooperate and assist Buyer in preparing such audited financial statements, including executing any documents required by the auditors (the “Audit”). Each of Buyer and the Company shall use commercially reasonable efforts to cooperate with such auditors to enable the Audit to be completed by no later than December 1, 2004. The Company shall not destroy or dispose of any books, records or files relating to the Business or the Company to the extent that they pertain to the Business prior to the Closing Date.

3.3 Carry on in Ordinary Course.

3.3.1 Except with Buyer’s prior written consent, the Company shall carry on the Business diligently and substantially in the same manner as heretofore conducted, and shall not: (i) enter into or agree to enter into any extraordinary transaction, contract, lease or commitment; (ii) declare any dividends, nor make any distributions or payments to the Sellers other than employment compensation; (iii) redeem any capital stock of the Company or issue any capital stock or enter into any agreement that grants a right to acquire any of the capital stock of the Company; (iv) increase the compensation of any employee of the Company, other than ordinary year-end increases or enter into any severance agreement or employment agreement with any employee of the Company; (v) loan or advance any amounts to any officer, director, the Sellers or employee of the Company or enter into any agreement with any of the foregoing or any person related to any of the foregoing; (vi) acquire or dispose of any assets, other than in the ordinary course of business; (vii) encumber or commit to encumber any of its assets; (viii) take any action, or suffer any action to be taken, that could cause any of the representations or warranties of the Founders and the Institutional Shareholders or the Company contained herein not to be true and correct on and as of the Closing Date; (ix) repay (including by way of offset) any indebtedness except for regularly scheduled payments thereof in accordance therewith; or (x) enter into any agreement to take any of the foregoing actions.

3.3.2 Except with the Sellers’ prior written consent, from the date hereof until the Closing Buyer shall carry on its business diligently and substantially in the same manner as heretofore conducted, and shall not: (i) change its line of business or enter into any new line of business; (ii) incur any indebtedness in an amount greater, in the aggregate, than $350,000 USD, all of which shall be unsecured.

3.4 Financial Support. Buyer, at its sole discretion, may continue certain operations of the Company in Norway.

3.5 Right to Nominate Board Observer. The Founders and the Institutional Shareholders shall have the right to nominate one (1) non-voting observer (the “Board Observer”) to the Board of Directors of Buyer for a period of two (2) years after the Closing, which shall be acceptable to Buyer; provided, however, that such Board Observer must sign a non-disclosure agreement satisfactory to Buyer, in its sole discretion. Buyer shall not be responsible for the costs and expenses of the Board Observer incurred in traveling to and attending meetings of the Board of Directors of Buyer.

3.6 Other Transactions. The Company, the Founders and the Institutional Shareholders shall not, and shall cause the Company’s managers, officers, employees, agents and Affiliates or Associates not to, directly or indirectly, solicit or initiate the submission of proposals from, or solicit, encourage, entertain or enter into any arrangement, agreement or understanding with, or engage in any negotiations with, or furnish any information to, any person, other than Buyer or a representative thereof, with respect to the acquisition of all or any part of the Business or assets of the Company or any of its securities prior to the earlier of the Closing or the termination hereof in accordance herewith. Should the Company or any of its Affiliates or Associates, during such period, receive any offer or inquiry relating to such acquisition, or obtain information that such an offer is likely to be made, they will provide Buyer with immediate written notice thereof.

3.7 Consents.

3.7.1 The Founders and the Institutional Shareholders shall cause the Company to, and the Company shall, use its best efforts to obtain in writing, prior to the Closing Date, all consents, approvals, waivers, authorizations and orders necessary or reasonably required in order to permit the Company and the Sellers to effectuate this Agreement and to consummate the transactions contemplated hereby, including, without limitation, those consents set forth on Schedule 2.1.5 hereto (collectively, “Company Consents”). All Company Consents will be in writing and copies thereof will be delivered to Buyer promptly after the Company’s receipt thereof but no later than immediately prior to Closing.

3.7.2 Buyer shall use its best efforts to obtain in writing, prior to the Closing Date, all consents, approvals, waivers, authorizations and orders necessary or reasonably required in order to permit Buyer to effectuate this Agreement and to consummate the transactions contemplated hereby. All Buyer consents will be in writing and copies thereof will be delivered to the Sellers promptly after Buyer’s receipt thereof but no later than immediately prior to Closing.

3.8 Supplemental Disclosure. The Parties agree that, with respect to their representations and warranties made in this Agreement, they shall have a continuing obligation to promptly provide detailed disclosure to each other with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement and on the Closing Date, would have been required to be set forth on or described in the Schedules hereto; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of the disclosing party or the schedules hereto unless the Party to whom such disclosure(s) are made shall have consented thereto in writing, unless such disclosures are the result of any changes that shall have occurred in the ordinary course of such disclosing party’s business and do not result (or in the reasonable opinion of Buyer, is reasonably likely to result) in a Company Material Adverse Effect, in which case, such disclosing Party may modify, amend or supplement such representations and warranties without such consent; and provided further, that such disclosures shall not, under any circumstances, be permitted to cure any breaches caused at the time such representations or warranties were initially made.

3.9 Public Announcements. The Founder, the Institutional Shareholders, the Company and Buyer agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby, and any press release or any public statement shall be subject to mutual agreement of the Parties, except as may be required by the disclosure obligations of Buyer or its affiliates under applicable securities laws.

3.10 Compliance with Securities Laws. From and after the Closing Date, the Founders and the Institutional Shareholders shall cooperate with and assist Buyer, at Buyer’s expense, to the extent reasonably necessary to enable Buyer to comply with its reporting obligations under the U.S. federal securities laws, insofar as such reporting relates to the Company and periods prior to the Closing Date. The Company’s financial records shall be adequate to permit the financial statements of the Company to be audited to the extent necessary to fulfill Buyer’s reporting obligations, both in connection with its periodic filings and any future financings by Buyer, in each case without unreasonable effort or expense.

3.11 Termination of Certain Agreements. The Company and the Sellers shall, without causing or incurring any obligation or liability of or to the Company, take such action, or cause such actions to be taken, to terminate its warrant agreements for having issued 124,294 shares in the Company.

4. CONDITIONS TO CLOSING

4.1 Conditions of Buyer’s Obligation to Close. The obligation of Buyer to close under this Agreement is subject to the satisfaction of the following conditions, any of which may be waived by Buyer in writing at or prior to Closing:

4.1.1 Financial Statements. Buyer shall have received the Audited Financial Statements and the Interim Financial Statements.

4.1.2 Approval by Board. The Acquisition shall have been approved by the Board of Directors of Buyer and those of the Sellers that are incorporated entities.

4.1.3 All Inovio Shares. All outstanding options, warrants, and other rights to acquire capital stock of the Company shall have been exercised or terminated on or prior to the closing of the transaction. The Sellers shall tender one hundred percent (100%) of the Inovio Shares to Buyer for purchase at the Closing Date.

4.1.4 Agreements and Conditions. On or before the Closing Date, the Founders and the Institutional Shareholders and the Company shall have complied with and duly performed in all material respects all agreements, covenants and conditions on their part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

4.1.5 Representations and Warranties. The representations and warranties of the Founders and the Institutional Shareholders and the Company contained in this Agreement, or otherwise made in connection with the transactions contemplated hereby, shall be true and correct in all material respects (other than representations and warranties that contain materiality standards, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except that any representation and warranty made as of a specified date shall continue to be true and correct on and as of such date).

4.1.6 No Legal Proceedings. No Proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby, and on the Closing Date there will be no Proceedings pending or threatened against or affecting the Company that involve a demand for any judgment or liability, whether or not covered by insurance, and that may result in a Company Material Adverse Effect.

4.1.7 Closing Certificate. Buyer shall have received a certificate dated the Closing Date and executed by the Founders and the Institutional Shareholders and an authorized officer of the Company to the effect that the conditions expressed in Sections 4.1.2, 4.1.4, 4.1.5 and 4.1.6 have been fulfilled.

4.1.8 Absence of Material Adverse Effect. The Company shall conduct the Business in the ordinary course prior to the Closing Date and shall have not suffered a Company Material Adverse Effect.

4.1.9 Governmental and Third Party Approvals. All consents, authorizations or approvals required to be obtained from, or deemed necessary or desirable by, any Governmental Bodies or any third parties, in connection with the consummation by the Company of the transactions contemplated by this Agreement and the operation of the Business of the Company by Buyer shall have been obtained.

4.1.10 Consents. Buyer shall have received all Company Consents necessary to effectuate this Agreement and to consummate the transactions contemplated hereby.

4.1.11 Review of Intellectual Property. Buyer shall have completed satisfactory review of the Company’s intellectual property.

4.1.12 Opinion of Counsel. The Sellers shall have furnished Buyer with a favorable opinion of Wiersholm, Mellbye & Bech, counsel for the Company and the Sellers, dated as of the Closing Date, in form and substance reasonable satisfactory to Buyer in the form attached hereto as Exhibit 4.1.12.

4.1.13 Closing Deliveries. Buyer shall have received at or prior to the Closing all documents set forth in this Section 4.1 and such other documents, instruments, or certificates as Buyer may reasonably request, including, without limitation, a certificate signed by an authorized representative of the Company attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement.

4.1.14 Employment Agreement. Iacob Mathiesen shall have executed the Employment Agreement.

4.1.15 Lock-Up Agreements. The Founders and the Institutional Shareholders shall have executed the Lock-Up Agreements.

4.1.16 Registration Rights Agreement. Each Founder and the Institutional Shareholder shall have executed the Registration Rights Agreement.

4.1.17 Escrow Agreement. Each Founder and the Institutional Shareholder shall have executed the Escrow Agreement.

4.1.18 Due Diligence. Buyer shall be satisfied with the results of its due diligence investigation of the Company.

4.2 Conditions of the Sellers’ and the Company’s Obligations to Close. The obligations of the Sellers and the Company to close under this Agreement are subject to the following conditions any of which may be waived by the Company in writing at or prior to Closing:

4.2.1 Agreements and Conditions. On or before the Closing Date, Buyer shall have complied with and duly performed in all material respects all agreements, covenants and conditions on their respective parts to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

4.2.2 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement, shall be true and correct in all material respects (other than representations and warranties that contain materiality standards, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except that any representation and warranty made as of a specified date shall continue to be true and correct on and as of such date).

4.2.3 No Legal Proceedings. No Proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby.

4.2.4 Absence of Material Adverse EffectBuyer shall have conducted its business in the ordinary course prior to the Closing Date and Buyer’s business shall have not suffered a material adverse effect.

4.2.5 Closing Certificate. The Sellers shall have received a certificate dated the Closing Date and executed by authorized officers of Buyer to the effect that the conditions contained in Sections 4.2.1, 4.2.2 and 4.2.3 have been fulfilled.

4.2.6 Governmental Approvals. All consents, authorizations or approvals required to be obtained from any governmental agencies, departments, bureaus, commissions and similar bodies, in connection with the consummation by Buyer of the transactions contemplated by this Agreement shall have been obtained.

4.2.7 Consents. The Sellers shall have received all Buyer consents necessary to effectuate this Agreement and to consummate the transactions contemplated hereby.

4.2.8 Opinion of Counsel. Buyer shall have furnished the Company and the Sellers with a favorable opinion of Kirkpatrick & Lockhart Nicholson Graham LLP, counsel for Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Sellers in the form attached hereto as Exhibit 4.2.8.

4.2.9 Closing Deliveries. The Company and the Sellers shall have received at or prior to the Closing all documents set forth in this Section 4.2 and such other documents, instruments, or certificates as the Company or the Sellers may reasonably request, including, without limitation, (i) the Lock-Up Agreements countersigned by Buyer, and (ii) a certificate signed by authorized representatives of Buyer attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement.

4.2.10 Certificate of Designations. Buyer shall have filed with the Secretary of State of Delaware the Certificate of Designations relating to the Series D Stock.

4.2.11 Employment Agreement. Buyer shall have executed the Employment Agreement.

4.2.12 Registration Rights Agreement. Buyer shall have executed the Registration Rights Agreement.

4.2.13 Escrow Agreement. Buyer shall have executed the Escrow Agreement.

5 FURTHER ASSURANCES. From time to time after the Closing, and without further consideration, the Company shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other actions as Buyer may reasonably request in order more effectively to transfer to and to place Buyer in possession or control of, all of the rights, properties, assets and businesses intended to be transferred hereunder, to assist in the collection of any and all such rights, properties and assets, and to enable Buyer to exercise and to enjoy all of the rights and benefits of the Company with respect thereto.

6 CERTAIN TAXES. The Sellers will, at their own expense, file all necessary Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising in respect of the Sellers, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Returns and other documentation.

7 INDEMNIFICATION.

7.1 Survival of Representations; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement and the schedules hereto, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages (as defined in Section 7.2) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

7.2 Indemnification and Payment of Damages by the Company and the Founders and the Institutional Shareholders. The Company, the Founders and the Institutional Shareholders in proportion to their shareholding in the Company, will severally indemnify and hold harmless Buyer (the “Indemnified Person”) harmless for, and will pay to the Indemnified Person the amount of, any loss, liability, claim, damage (excluding incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

7.2.1 any breach of any representation or warranty made by the Company, the Founders or the Institutional Shareholders in this Agreement, the schedules hereto, or any other certificate or document delivered by the Company pursuant to this Agreement;

7.2.2 any breach of any representation or warranty made by the Company or the Founders and the Institutional Shareholders in this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such breach that is disclosed in the schedules attached to this Agreement;

7.2.3 any breach by either the Founders, the Institutional Shareholders or the Company of any covenant or obligation of such Founder, Institutional Shareholder or the Company in this Agreement;

7.2.4 any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with either Seller or the Company (or any person acting on their behalf) in connection with any of the transactions contemplated by the Executed Agreements.

7.3 Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, or (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement.

7.4 Time and Amount Limitations. If the Closing occurs, the Founders and the Institutional Shareholders will have no obligation for indemnification under Section 7.2 with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before a date within twelve (12) calendar months of the Closing Date Buyer notifies the Founders and the Institutional Shareholders of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. The Founders and the Institutional Shareholders’ maximum liability under the representations and warranties set forth under Section 2.1 shall be limited to the value of the Series D Stock subject to the Escrow Agreement and under Section 2.2 shall be limited to the Purchase Price. Buyer’s maximum liability under the representations and warranties set forth under Section 2.3 shall be limited to an amount equal to the value of the Series D Stock subject to the Escrow Agreement; provided, however, the Company, the Founders and the Institutional Shareholders will have no liability (for indemnification or otherwise) with respect to the matters described in Sections 7.2.1, 7.2.2 or 7.2.3 until the total of all Damages with respect to such matters exceeds $50,000 USD, in which case the Company, the Founders and the Institutional Shareholders shall be severally in proportion to their shareholding in the Company liable for the amount by which such Damages exceeds $0 USD. The Ordinary Shareholders shall have no liability for any breach of any of the representation and warranties set out in this Agreement, save for the warranty with regard to the Ordinary Shareholders’ correct ownership of their respective Inovio Shares. For such liability the Ordinary Shareholders maximum liability shall be equal the value of their respective Inovio Shares as set out in this Agreement. If the Closing occurs, Buyer will have no obligation for indemnification under Section 7.3 with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before a date within twelve (12) calendar months of the Closing Date, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

7.5 Procedures for Indemnification – Third Party Claims.

7.5.1 Promptly after receipt by an indemnified party under Section 7.2 or 7.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

7.5.2 If any Proceeding referred to in Section 7.5.1 is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 7 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Laws or any violation of the rights of any person or entity and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

7.5.3 Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

7.6 Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

8 ESCROW. Buyer and the Sellers shall enter into the Escrow Agreement in the form attached hereto as Exhibit 1.5.2(ii).

9 NON-COMPETITION; CONFIDENTIALITY

9.1 Non-Competition. Following the Closing Date and for a period of two (2) years thereafter (the “Non-Competition Period”), the Founders shall not, directly or indirectly: (a) engage in any business or activity that competes with the Business, anywhere in the world; or (b) have an interest in any business or activity that competes with the Business, in any capacity, including, without limitation, as an investor, partner, stockholder, officer, director, principal, agent, employee, or creditor; provided, however, that nothing herein shall prevent the purchase or ownership by the Founders of less than 3% of the outstanding equity securities of any class of securities of a company registered under Section 12 of the Exchange Act.

9.2 No Competing Interests. Each Founder hereby represents and warrants to Buyer that it has less than 3% ownership or other interest in any business or activity that competes, directly or indirectly, with the Business.

9.3 Non-Solicitation. During the Non-Competition Period, the Sellers shall not, directly or indirectly, hire, offer to hire, divert, entice away, solicit or in any other manner persuade or attempt to persuade (“Solicitation”) any person who is, or was, at any time within the twelve (12) months prior to the Closing Date, an employee, agent, licensor, licensee, customer, or supplier of the Company or any of its affiliates to discontinue, cease or alter his, her or its relationship therewith.

9.4 Non-Disruption. During the Non-Competition Period, the Sellers shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt any present or prospective relationship, contractual or otherwise, between the Company or any of its affiliates, on the one hand, and any of its customers, suppliers or employees, on the other hand.

9.5 Confidentiality. The Founders and the Institutional Shareholders shall not at any time, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information (as defined below) in any manner whatsoever (except to his personal financial or legal advisors and as may be required under legal process by subpoena or other court order; provided, that the Company or the Founders and the Institutional Shareholders will take reasonable steps to give Buyer sufficient prior written notice in order to contest such requirement or order). “Confidential Information” means any and all information (oral or written) relating to the Buyer or any person controlling, controlled by, or under common control with Buyer or any of their respective activities, including, but not limited to, the terms of this Agreement, information relating to trade secrets, proprietary information, software, software codes, advertising, sales, marketing and other materials customers and supplier lists, data processing reports, customer sales analyses, invoice, price lists or information, and information pertaining to any governmental investigation, except such information that is generally known in the industry or in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information that is in the public domain), other than as a result of a breach of the provisions hereof.

9.6 Remedies upon Breach. The Founders and the Institutional Shareholders acknowledge and agree that: (a) Buyer shall be irreparably injured in the event of a breach by the Founders or the Institutional Shareholders (as the case may be) of any of the obligations under this Section 9; (b) monetary damages shall not be an adequate remedy for such breach; (c) Buyer shall be entitled to injunctive relief, in addition to any other remedy that it may have, in the event of any such breach; and (d) the existence of any claims that the Company or the Founders and the Institutional Shareholders may have against Buyer, whether under this Agreement or otherwise, shall not be a defense to the enforcement by Buyer of any of its rights under this Agreement.

10 MISCELLANEOUS PROVISIONS.

10.1 Notification. Each Party hereto shall give the other Party or Parties hereto prompt written notice of: (a) the existence of any fact or the occurrence of any event that constitutes, or with the giving of notice or the passage of time or both would constitute, a breach of any representation or warranty of the Party giving such notice made herein or pursuant hereto; and (b) the taking of any action by the Party giving such notice that would breach or violate, or constitute a default under, any agreement or covenant of such Party made herein or pursuant hereto. The giving of any such notice shall not affect, modify or limit in any way any representation, warranty, agreement or covenant of the Parties made herein or pursuant hereto.

10.2 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

10.3 Notices. All notices required or permitted hereunder shall be in writing and shall be sufficiently given if: (a) hand delivered (in which case the notice shall be effective upon delivery); (b) telecopied, provided that in such case a copy of such notice shall be concurrently sent by registered or certified mail, return receipt requested, postage prepaid (in which case the notice shall be effective two (2) days following dispatch); (c) delivered by Express Mail, Federal Express or other internationally recognized courier service (in which case the notice shall be effective one (1) business day following dispatch); or (d) delivered or mailed by registered or certified mail, return receipt requested, postage prepaid (in which case the notice shall be effective five (5) days following dispatch), to the Parties at the following addresses and/or telecopier numbers, or to such other address or number as a Party hereto shall specify by written notice to the others in accordance with this Section 10.3.

If to Buyer, to:

Genetronics Biomedical Corporation
11199 Sorrento Valley Road
San Diego, California 92121-1334, USA
(858) 410-3122
Attn:

With a copy (which shall not constitute notice) to:

Kirkpatrick & Lockhart Nicholson Graham LLP
10100 Santa Monica Boulevard, 7th Floor
Los Angeles, California 90067
Facsimile No.: (310) 552-5001
Attn: Thomas J. Poletti, Esq.

If to the Company or the Sellers, to:

Teknoinvest Management AS
Grev Wedelsplass 5,
N-0151 OSLO,
Norway
Attn: Andreas Mollatt

With a copy (which shall not constitute notice) to:

Wiersholm, Mellbye & Bech
Advokatfirma AS
P.O. Box 1400
N-0115 Vika
Oslo, Norway
Attn: Erling Lind

10.4 Amendments. This Agreement may be amended or modified at any time prior to the Closing Date, but only by a written instrument executed by all of the Parties hereto.

10.5 Entire Agreement. This Agreement (together with the other agreements, certificates, instruments and documents delivered pursuant hereto and the schedules attached hereto) constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof, and supersedes all prior term sheets, agreements and understandings, oral and written, among the Parties hereto with respect to the subject matter hereof.

10.6 Applicable Law. This Agreement and the legal relations among the Parties hereto shall be governed by and construed in accordance with the laws of the State of California.

Except as otherwise provided in this Agreement, any dispute, claim or controversy arising out of or relating to this Agreement, or the interpretation or breach thereof shall be resolved by mandatory binding expedited arbitration in accordance with the rules set out by the London Court of International Arbitration (the “Arbitration Rules”) in effect the time the dispute arises. The arbitration court shall be composed by three (3) arbitrators to be appointed in accordance with the Arbitration Rules. The arbitration proceedings shall be conducted in the City of London, United Kingdom. The language to be used in the proceedings shall be English. Each of the Parties may initiate such an arbitration pursuant to the Arbitration Rules. The arbitration shall be held in London (the “Arbitration Forum”). The Company, the Sellers, and Buyer shall abide by any decision rendered in such arbitration, and that any court having jurisdiction may enforce such a decision. Each of the Parties submits to the non-exclusive personal jurisdiction of the courts of the Arbitration Forum as an appropriate place for compelling arbitration or giving legal confirmation of any arbitration award, and irrevocably waives any objection which it may now or hereafter have to the venue of any such enforcement proceeding brought in any of said courts and any claim of inconvenient forum. Service of process for all arbitration proceedings may be made in accordance with the Arbitration Rules and shall be deemed effective as provided therein.

10.7 Termination. This Agreement may be terminated at any time prior to the Closing Date by any of the following:

10.7.1 By mutual written agreement of the Parties hereto;

10.7.2 By either Buyer, the Company, or the Sellers, if the Closing has not occurred by January 31, 2005, upon written notice by such terminating Party, provided that at the time such notice is given a material breach of this Agreement by such terminating Party shall not be the principal reason for the Closing’s failure to occur;

10.7.3 Subject to the provisions of Section 10.8 hereof, by Buyer, by written notice to the Company and the Sellers, if there has been a material violation or breach of any of the Sellers’ or the Company’s covenants or agreements made herein or in connection herewith or if any representation or warranty of the Sellers or the Company made herein or in connection herewith proves to be materially inaccurate or misleading;

10.7.4 Subject to the provisions of Section 10.8 hereof, by the Company, by written notice to Buyer, if there has been a material violation or breach of any of Buyer’s covenants or agreements made herein or in connection herewith or if any representation or warranty of Buyer made herein or in connection herewith proves to be materially inaccurate or misleading;

10.8 Effects of Termination. If this Agreement is terminated as provided in Section 10.7 hereof, then this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto (or any of their respective the stockholders, officers, directors or employees); provided, however, that if Buyer terminates this Agreement pursuant to Section 10.7.3 hereof, or the Company and the Sellers terminate this Agreement pursuant to Section 10.7.4 hereof, the non-terminating Party shall remain liable for any breach hereof.

10.9 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

10.10 Fees and Disbursements. Buyer shall pay its own expenses, and the fees and disbursements of the counsel, accountants or auditors retained by it (including the fees and expenses of accountants in connection with the preparation of the financial statements of the Company) in connection with the preparation, execution, delivery and performance of this Agreement. The fees and expenses and disbursements of the counsel to the Company and the Sellers shall be paid by the Sellers; provided, however, that up to $50,000 USD of expenses incurred by the Company for legal and advisory fees, due diligence and the Closing of this Agreement may be paid by the Company.

10.11 Assignment. The rights and obligations set forth in this Agreement may not be assigned or delegated by the Company or the Sellers without the prior written consent of Buyer.

10.12 Binding Effect; Benefits. This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.13 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11 DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

i. “Acquisition” shall have the meaning set forth in Section 1.1.

ii.	“Affiliate,” means a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, a specified person or entity.

iii. “AMEX” shall have the meaning set forth in Section 1.3.4.

iv.	“Arbitration Forum” shall have the meaning set forth in Section 10.6.

v.	“Arbitration Rules” shall have the meaning set forth in Section 10.6.

vi.	“Associate,” when used to indicate a relationship with any person, means (1) a corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the corporation or organization referred in (1).

vii. “Audit” shall have the meaning set forth in Section 3.2.

viii.	“Audited Financial Statements” shall have the meaning set forth in Section 2.1.6.

ix.	“Board Observer” shall have the meaning set forth in Section 3.5.

x.	“Business” shall have the meaning set forth in the recitals of this Agreement.

xi.	“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

xii.	“Buyer SEC Documents” shall have the meaning set forth in Section 2.3.10.

xiii.	“Certificate of Designations” shall have the meaning set forth in Section 1.3.4.

xiv. “Closing” shall have the meaning set forth in Section 1.5.1.

xv.	“Closing Date” shall have the meaning set forth in Section 1.5.1.

xvi.	“Company” shall have the meaning set forth in the first paragraph of this Agreement.

xvii.	“Company Consents” shall have the meaning set forth in Section 3.7.1.

xviii.	“Company Material Adverse Effect” means a material adverse effect to or on the business, assets, operations, financial condition, properties, or prospects of the Company.

xix.	“Company Proprietary Asset” shall have the meaning set forth in Section 2.1.16(i).

xx.	“Company Source Code” shall have the meaning set forth in Section 2.1.16(v).

xxi.	“Confidential Information” shall have the meaning set forth in Section 9.5.

xxii.	“Consulting Agreement” shall have the meaning set forth in Section 1.5.2(iv).

xxiii.	“Contract” means any contract, agreement, lease, mortgage, note, commitment, obligation and undertaking to which the Company is a party or otherwise bound.

xxiv. “Damages” shall have the meaning set forth in Section 7.2.

xxv.	“Employee Benefit Plan” shall have the meaning set forth in Section 2.1.20.

xxvi.	“Employment Agreement” shall have the meaning set forth in Section 1.5.2(iii).

xxvii.	“Environmental Claim” shall have the meaning set forth in Section 2.1.12(iii)(B).

xxviii.	“Environmental Laws” shall have the meaning set forth in Section 2.1.12(iii)(A).

xxix.	“Equipment” shall have the meaning set forth in Section 2.1.15(ii).

xxx.	“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

xxxi.	“Escrow Agreement” shall have the meaning set forth in Section 1.5.2(ii).

xxxii. “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

xxxiii.	“Executed Agreements” means this Agreement and all of the agreements, schedules, exhibits, documents and instruments specifically provided for under this Agreement to be executed and/or delivered by the Company and the Sellers.

xxxiv. “Facilities” shall have the meaning set forth in Section 2.1.12(i)(A).

xxxv.	“Founders” shall have the meaning set forth in the first paragraph of this Agreement.

xxxvi.	“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal).

xxxvii.	“Hazardous Materials” shall have the meaning set forth in Section 2.1.12(iii)(C).

xxxviii.	“Hazardous Materials Activity” shall have the meaning set forth in Section 2.1.12(iii)(D).

xxxix. “Indemnified Person” shall have the meaning set forth in Section 7.2.

xl.	“Inovio Shares” shall have the meaning set forth in the recitals of this Agreement.

xli.	“Insitutional Shareholders” shall have the meaning set forth in the first paragraph of this Agreement.

xlii.	“Interim Financial Statements” shall have the meaning set forth in Section 2.1.6.

xliii.	“Knowledge” means knowledge of a particular fact or other matter; for purposes of this Agreement, a person will be deemed to have knowledge of a particular fact or other matter if (1) such individual is actually aware of such fact or other matter; or (2) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter.

xliv.	“Laws” means any federal, state, local and foreign laws, statutes, ordinances, regulations, or administrative rulings.

xlv.	“Lock-Up Agreements” shall have the meaning set forth in Section 1.5.3(i).

xlvi.	“Material Contract” shall have the meaning set forth in Section 2.1.22(i).

xlvii. “NOK” means Norway Kroner.

xlviii. “Non-Competition Period” shall have the meaning set forth in Section 9.1.

xlix.	“Non-Exempt Seller” shall have the meaning set forth in Section 2.2.3.

l.	“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

li.	“Ordinary Shareholders” shall have the meaning set forth in the first paragraph of this Agreement.

lii. liii. liv.	“Parties” means the parties to this Agreement. “Payment Commitments” shall have the meaning set forth in Section 1.4.1. “Permits” shall have the meaning set forth in Section 2.1.13.

lv.	“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit, proceeding (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Body or arbitrator.

lvi.	“Proprietary Asset” means any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, computer system, computer software, computer program, source code, software algorithm, invention, design, blueprint, engineering drawing, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

lvii.	“Purchase Price” shall have the meaning set forth in Section 1.2.

lviii. “Registration Rights Agreement” shall have the meaning in Section 1.5.2(i).

lix.“Release” shall have the meaning set forth in Section 2.1.12(iii)(E).

lx.“Returns” shall have the meaning set forth in Section 2.1.9.

lxi.“SEC” means the U.S. Securities and Exchange Commission.

lxii.	“Second Payment” shall have the meaning set forth in Section 1.4.1.

lxiii. “Second Payment Date” shall have the meaning set forth in Section 1.4.1.

lxiv.	“Securities Act” means the U.S. Securities Act of 1933, as amended.

lxv.	“Sellers” shall have the meaning set forth in the first paragraph of this Agreement.

lxvi. lxvii. lxviii.	“Series D Stock” shall have the meaning set forth in Section 1.2.
“Solicitation” shall have the meaning set forth in Section 9.3.
“Strategic Alliances” shall have the meaning set forth in Section 1.4.1.

lxix.	“Taxes” means taxes of every nature, including, but not limited to, income, sales, franchise and withholding taxes.

lxx. lxxi. lxxii. lxxiii.	“Third Payment” shall have the meaning set forth in Section 1.4.2.
“Third Payment Date” shall have the meaning set forth in Section 1.4.2.
“VPS” shall have the meaning set forth in Section 1.1.
“Warrants” shall have the meaning set forth in Section 2.1.1.

[SIGNATURE PAGE FOLLOWS]

GENETRONICS BIOMEDICAL CORPORATION
a Delaware company

By:	/s/ Avtar Dhillon

Name: Avtar Dhillon Title: President and Chief Executive Officer

INOVIO A.S. a Norway corporation

By:	/s/ Erling Lind

Name: Erling Lind Title: As Per Special Authority

THE SELLERS:

KS TEKNOINVEST VII

By:	/s/ Bjorn Bjorn

Name: Bjorn Bjorn General Manager

OJADA AS

By:	/s/ Erik G. Braathen

Name: Erik G. Braathen Director

LAGOPUS AS

By:	/s/ Espen Stavdal

Name: Espen Stavdal By Special Authority

WINGANA AS

By:	/s/ Espen Stavdal

Name: Espen Stavdal By Special Authority

SELVAAG INVEST AS

By:	/s/ Jens Petter Falch

Name: Jens Petter Falch By Special Authority

IACOB MATHIESEN

By:	/s/ Iacob Mathiesen

Name: Iacob Mathiesen

TERJE LOMO
By: /s/ Terje Lomo

Name: Terje Lomo

ALLEGRO AS

By: /s/ Erling Lind

Name: Erling Lind

Chairman

CAROLINE HORSFIELD

By: /s/ Caroline Horsfield

Name: Caroline Horsfield

CLAES WAHLESTEDT

By: /s/ Andreas Mollatt

Name: Andreas Mollatt, By

Proxy

BJARNE BOGEN

By: /s/ Andreas Mollatt

Name: Andreas Mollatt, By

Proxy

TORUNN TJELLE

By: /s/ Andreas Mollatt

Name: Andreas Mollatt, By

Proxy

EIRIK GRONNEVIK

By: /s/ Andreas Mollatt

Name: Andreas Mollatt, By

Proxy

STIG TOLLEFSEN

By: /s/ Andreas Mollatt

Name: Andreas Mollatt, By

Proxy

KNUT S. REKDAHL

By: /s/ Andreas Mollatt

Name: Andreas Mollatt, By

Proxy

FORSKNINGSPARKEN

By: /s/ Andreas Mollatt

Name: Andreas Mollatt, By

Proxy

EXHIBIT 1.3.4

CERTIFICATE OF DESIGNATIONS

EXHIBIT 1.5.2(i)

REGISTRATION RIGHTS AGREEMENT

EXHIBIT 1.5.2(ii)

ESCROW AGREEMENT

EXHIBIT 1.5.2(iii)

EMPLOYMENT AGREEMENT

EXHIBIT 1.5.3(i)

LOCK-UP AGREEMENTS

EXHIBIT 4.1.12

Legal Opinion of Wiersholm, Mellbye & Bech

EXHIBIT 4.2.8

Legal Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP

SCHEDULE A

Inovio AS Shareholders

Iacob Mathiesen

Terje Lomo

Lagopus AS

Wingana AS

AS Selvaag Invest

Ojada AS

KS Teknoinvest VII

Forskningsparken AS

Knut S. Rekdahl

Allegro AS

Eirik Grønevik

Claes Wahlestedt

Stig Tollefsen

Torunn Tjelle

Caroline Horsfield

Bjarne Bogen